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                                                                      EXHIBIT 99

[LOGO]                                         FOR IMMEDIATE RELEASE
                                               CONTACT:  CONWAY G. IVY
                                               SENIOR VICE PRESIDENT, CORPORATE
                                               PLANNING AND DEVELOPMENT
                                               216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, April 10, 2002 - The Sherwin-Williams Company (NYSE: SHW) announced that it has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in the first quarter of 2002. Based on preliminary results of transitional impairment tests of goodwill and indefinite lived intangible assets, required by SFAS No. 142, the Company expects to record a material impairment charge in the first quarter. The Company is completing the required evaluation and expects to record the effect of this transitional impairment as a cumulative effect of a change in accounting method during the first quarter.

The Company previously announced it expected diluted net income per common share for the first quarter of 2002 would be in the range of $.20 to $.23 per share. Results in the first quarter of 2002, before the cumulative effect of the change in accounting method, are expected to be in the high end of this range. The Company will announce its first quarter results on April 18, 2002.

For 2002, diluted net income per common share before the cumulative effect of the change in accounting method is anticipated to be within the range of $1.88 to $2.03 per share, as previously announced on February 7, 2002.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; raw material pricing; unusual weather conditions; and other risks, uncertainties and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.